ADDENDUM NO. 1 TO INVESTMENT
ADVISORY AGREEMENT

THIS ADDENDUM (the “Addendum”) made as of September 26, 2025 is an addendum to the Investment Advisory Agreement (the “Agreement”) dated March 31, 2025, by and between The RBB Fund, Inc (the “Fund”) and F/M INVESTMENTS, LLC (the “Investment Adviser”).

WHEREAS, the Fund has appointed the Investment Adviser to act as investment adviser for each series of the Fund set forth on Exhibit A to the Agreement for the compensation set forth on Exhibit A to the Agreement; and

WHEREAS, the Investment Adviser desires to increase its contractual unitary management fee rate under the Agreement for the F/m Callable Tax-Free Municipal ETF (formerly F/m Short Duration High Coupon Tax-Free Municipal ETF), a series of the Fund (the “Portfolio”) effective as of September 26, 2025 (the “Effective Date”);

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Exhibit A to the Agreement is hereby amended and restated in its entirety, as provided on Appendix 1 attached hereto, as of the Effective Date.

2.	The Agreement shall become effective with respect to the Portfolio as of the Effective Date and, unless sooner terminated as provided in the Agreement, shall continue with respect to the Portfolio until August 16, 2026. Thereafter, if not terminated, the Agreement shall continue with respect to the Portfolio for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio; provided, however, that this Agreement may be terminated with respect to the Portfolio by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, on 60 days’ prior written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 60 days’ prior written notice to the Fund. The Agreement will immediately terminate in the event of its assignment.

3.	From and after the Effective Date, the term “Portfolios” as used in the Agreement shall be deemed to include the Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

4.	Except to the extent supplemented hereby, the Agreement shall remain unchanged and in full force and effect.

5.	This Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

THE RBB FUND, INC.

By:	/s/ Steven Plump
Name:	Steven Plump
Title:	President

F/M INVESTMENTS, LLC

By:	/s/ Alison Miller
Name:	Alison Miller
Title:	CCO & Deputy General Counsel

EXHIBIT A
TO THE
INVESTMENT ADVISORY AGREEMENT

Portfolio	Effective Date of Investment Advisory Services	Annual Rate
F/m High Yield 100 ETF	March 31, 2025	0.39%
F/m High Beta High Yield ETF	[ ], 2025	0.39%
F/m High Quality High Yield ETF	[ ], 2025	0.39%
F/m Short Duration Quality High Yield ETF	[ ], 2025	0.39%
F/m Senior Secured High Yield ETF	[ ], 2025	0.39%
F/m U.S. Treasury 3-Month Bill Institutional ETF	[ ], 2025	0.00%
F/m Leveraged U.S. Treasury 3-Month Bill ETF	[ ], 2025	0.39%
F/m Current Coupon Mortgage-Backed Securities ETF	[ ], 2025	0.25%
F/m Callable Tax-Free Municipal ETF (formerly F/m Short Duration High Coupon Tax-Free Municipal ETF)	September 26, 2025	0.30%
F/m Small Cap Core ETF	May 16, 2025	0.65%
F/m Small Cap Growth ETF	May 16, 2025	0.65%
F/m SMID Equity ETF	May 16, 2025	0.65%